Exhibit 24

Power of Attorney

The undersigned Member of Lee Entertainment L.L.C., a Delaware limited liability company (the “Company”), hereby appoints and designates the person or persons named below (collectively, the “Attorneys in Fact,” and each individually an “Attorney in Fact”) and each of them individually, as agents and attorneys in fact for any on behalf of the Company to exercise all powers the Members of the Company, individually or collectively, could exercise on behalf of and in the name of the Company in connection with the proposed offering and sale of DreamWorks Animation SKG Inc. (“DWA”) Common Stock by the Company and certain other selling stockholders of DWA, including, without limitation, to negotiate, finalize, execute and deliver the Underwriting Agreement among DWA, the selling stockholders listed therein including the Company, and the underwriters named therein, and any and all agreements, instruments and documents contemplated thereunder or in connection with such transactions, including without limitation, the execution and delivery of any and all stock certificates and/or stock transfer powers representing the shares being sold by the Company, and to negotiate, execute and deliver on behalf of the Company such other agreements, instruments and documents, and to take all actions, as such Attorneys in Fact, or each of them, shall deem necessary, desirable and appropriate in connection with such transactions.

Jae-Ho Lee
Name

Sung Yup Suh
Name

In Seob Oh
Name

IN WITNESS WHEREOF, I have hereunto set my hand as of the date and location indicated below.

CJ CORP.

By:	/s/ Jin Soo Kim
Name: Jin Soo Kim
Title: President

Date: November 14, 2006

Seoul, Korea